Exhibit 10.8

ADVISORY SERVICES AGREEMENT - MARK L. BAUM

This Advisory Services Agreement (the “Agreement”) is made and entered into May 9, 2007 (the “Effective Date”), by and between (i) Mark L. Baum, Esq. whose principal business address is 1302 Waugh Drive, Unit 618, Houston, Texas 77019 (the “Consultant”) and (ii) VoIP, Inc., a Texas corporation, whose principal place of business is 151 South Wymore Road, Suite 3000, Altamonte Springs, Florida 32714 (the “Company”). Consultant and Company may hereinafter be referred to individually as a “party” or collectively as the “parties.”

WHEREAS, the Company requires the Services as defined and set forth herein;

WHEREAS, Consultant is qualified to provide the Company with the Services and is desirous to perform such Services for the Company; and

WHEREAS, the Company wishes to induce Consultant to provide the Services and wishes to contract with the Consultant regarding the same and compensate Consultant in accordance with the terms herein;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:

1.     APPOINTMENT.

The Company hereby engages Consultant and Consultant agrees to render the Services to the Company as a consultant upon the terms and conditions hereinafter set forth.

2.     TERM.

The term of this Agreement shall begin as of the date of this Agreement, and shall terminate 120 days thereafter, or earlier in accordance with Section 9.

3.     SERVICES.

During the term of this Agreement, Consultant shall provide the Company with the following “Services.” However, the Services shall be limited to making recommendations and offering advice to the Company’s Officers, Directors and other key Company personnel. As an offsite advisor, Consultant will rely upon the Company’s management to, in the Company’s sole discretion, accept or reject its recommendations. Under no circumstances, even in the event that Consultant is to perform onsite analysis, shall Consultant be responsible for making any decisions on behalf of the Company.

a.     Advise internal management, with particular focus on strategic planning, organizational and corporate structure, and overall business analysis with the ultimate goal of preparing the company for capital market investor due diligence;

b.     Advise the Company in regard to the size of any offering of the Company’s securities and the structure and terms of the offering in light of the current market environment;

c.     Work with the Company to develop a long-term growth, capital structure and financing strategy.

d.     Provide introductions to NASD member firm banking relationships, funding and financing firms, specifically including, but not limited to, C.E. Unterberg Towbin, and, on a best efforts basis, seek an engagement that is in the best interests of the Company. The Company hereby agrees to provide an “Acknowledgement of Introduction,” a specimen of which is attached hereto as Exhibit A for each banking, funding or financing firm, specifically including but not limited to C.E. Unterberg Towbin (each a “Consultant Protected Relationship”), that Consultant introduces the Company to. Each Acknowledgement of Introduction shall grant Consultant the exclusive right to assist in any negotiations regarding the financing and relationship between the Consultant Protected Relationship and the Company. The Company shall additionally agree that by providing Consultant with an Acknowledgement of Introduction and commencing the negotiation of a business relationship with a Consultant Protected Relationship (even if an Acknowledgement of Introduction was not tendered), that for two (2) years following Consultant’s introduction or for two (2) years subsequent to the receipt of an Acknowledgement of Introduction, regardless of a termination of this Consultant Protected Relationship, that Consultant shall be compensated in accordance with Section 4 of this Agreement. Should Consultant’s rights to receive the Section 4 Compensation be compromised in any way (including for example, by not holding Consultant’s compensation in escrow at the time of the closing of any such financial transaction), Company hereby consents to injunctive relief, benefiting the Consultant, in order to segregate all related monies due and owing to Consultant under this term of the Agreement, in addition to appropriate monetary damages. Damages shall be equal to an amount of money equal to not less than the amount of financial benefit Consultant would have received had the Company complied with the Section 4 Compensation terms. The term “Consultant Protected Relationship” shall include any person or entity that Consultant introduced to the Company in connection with this Agreement, or a third party person or entity that has a business or other affiliation with any person or entity that Consultant introduced to the Company in connection with Consultant’s services under this Agreement. Unless authorized by Consultant in writing, under no other circumstances, shall Company make any effort to contact a Consultant Protected Relationship.

e.     In the event that the Company has a prior existing business relationship with a party introduced by Consultant as a potential Consultant Protected Relationship, then the Company shall have a positive obligation to deliver in writing such a notification of a prior business relationship within 48 hours of the time that Consultant makes an introduction. The failure to provide Consultant with notice of a prior business relationship shall forever waive the Company's right to subsequently assert that they had a prior existing business relationship with that respective introduction.

f.      Consultant agrees to provide the Services on a timely basis via: meetings with Company representatives which may include other professionals; conferences calls with Company representatives and other professionals; and/or written correspondence and documentation. Consultant cannot guarantee the results on behalf of the Company, but shall pursue all avenues that it deems reasonable through its network of contacts.

4.     COMPENSATION.     In connection with this Agreement, The Company shall pay Consultant the following fees:

a.     Cash. (i) Within five days of the effectiveness of this Agreement (“Payment Date One”) and (ii) on the 61st day of the effectiveness of this Agreement (“Payment Date Two”), Company shall pay Consultant a cash fee equal to $187,500.00.

b.     Securities. Within 5 days of the effectiveness of this Agreement, Consultant shall be issued and shall receive 250,000 free trading shares of the Company’s common stock registered on Form S-8 (the “Securities”).

c.     Options. By or before Payment Date One, Consultant shall have an option to purchase 1,875,000 common Company shares (“Option One Shares”) for $.18 per share. By or before Payment Date Two, Consultant shall have an option to purchase 1,875,000 common Company shares (“Option Two Shares”) for $.18 per share. The Option Two Shares, if such an option to purchase such common shares is exercised, shall be registered in a Form S-8 registration statement and shall be delivered to Consultant free of any restrictive legend.

d.     Warrants. Within 5 business days of the execution of this Agreement, Consultant shall be issued a Common Stock Purchase Warrants (the “Warrant”), attached hereto as Exhibit B.

e.     Success Fee Credit. In the event that the Company obtains financing, in any form, as a result of business dealings between a Consultant Protected Relationship and the Company, Consultant shall receive a Success Fee Credit (the “Success Fee Credit”) in the amount of $100,000 for the initial $1,000,000 in financing received by the Company and ten percent (10%) of any financing received by the Company in excess of $1,000,0001 . The Success Fee Credit shall be split between the Consultant and other third parties as listed in Exhibit C. All Success Fee Credit funds may only be utilized as a credit towards the exercise price of any warrants issued to the Consultant or his assigns by the Company2 . All Success Fee Credit funds shall be accounted for and booked by the Company for the benefit of the parties as outlined in Exhibit C, until such time as the same Success Fee Credit funds have been used. Any Success Fee Credits funds shall not bear interest.

All compensation delivered and paid to Consultant pursuant to this Agreement shall be deemed completely earned, due, payable and non-assessable as of the date the compensation is tendered to Consultant by the Company or the Company's transfer agent. Once compensation is tendered to Consultant, there shall be no refunds or diminishment of the same regardless of any event.

1     For example, if the Company were to obtain $1,600,000 in financing as a result of a Consultant Protected Relationship, Consultant would be entitled to receive a Success Fee Credit of $160,000.
2     As a further extension of the example in Footnote 1 above, if the Consultant or his assignee was issued a warrant to purchase 1,000,000 Company common shares for $.20 per share, and the Consultant or his assignee elected to apply the above $160,000 Success Fee Credit, then the Company would only receive $40,000 in addition to the $160,000 Success Fee Credit towards the purchase of the warrants.

5.     REPRESENTATIONS AND WARRANTIES OF COMPANY.

The Company hereby represents, warrants and agrees as follows:

a.     This Agreement has been authorized, executed and delivered by the Company and, when executed by the Consultant will constitute the valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

b.     The financial statements, audited and unaudited (including the notes thereto) provided to Consultant, (the “Financial Statements”), will present fairly the financial position of the Company as of the dates indicated and the results of operations and cash flows of the Company for the periods specified. Such Financial Statements will be prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved except as otherwise stated therein.

c.     The Company is validly organized, existing and with active status under the laws the State of Texas.

d.     The securities to be issued to Consultant, if any, have all been authorized for issuance and when issued, delivered and tendered to the Consultant by the Company will be validly issued, fully paid and non-assessable.

e.     Since date of the most recent of the Financial Statements, there has not been any (A) material adverse change in the business, properties, assets, rights, operations, condition (financial or otherwise) or prospects of the Company, (B) transaction that is material to the Company, except transactions in the ordinary course of business, (C) obligation that is material to the Company, direct or contingent, incurred by the Company, except obligations incurred in the ordinary course of business, (D) change that is material to the Company or in the common shares or outstanding indebtedness of the Company, or (E) dividend or distribution of any kind declared, paid, or made in respect of the common shares.

f.     The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. Consultant in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company. Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

6.     STATUS OF WORK PRODUCT AND OTHER PROPERTY. Upon expiration of this Agreement and/or termination of this Agreement (or at any time upon request by the Company), Consultant will immediately return to the Company all Company property (including but not limited to all documents, electronic files/records, keys, records, computer disks, or other tangible or intangible things that may or may not relate to or otherwise constitute confidential information or trade secrets (as defined by applicable law) that Consultant created, used, possessed, or maintained while in the employ of the Company, from whatever source. This provision does not apply to purely personal documents of Consultant, but does apply to business calendars, Rolodexes, customer lists, contact sheets, computer programs, disks, and their contents, and like information that may contain some personal matters of Consultant.

7.     INDEMNIFICATION. The Company agrees to indemnify the Consultant and hold it harmless against any losses, claims, damages or liabilities incurred by the Consultant, in connection with, or relating in any manner, directly or indirectly, to the Consultant rendering the Services in accordance with the Agreement, unless it is determined by a court of competent jurisdiction that such losses, claims, damages or liabilities arose out of the Consultant’s breach of this Agreement, sole negligence, gross negligence, willful misconduct, dishonesty, fraud or violation of any applicable law. Additionally, the Company agrees to reimburse the Consultant immediately for any and all expenses, including, without limitation, attorney fees, incurred by the Consultant in connection with investigating, preparing to defend or defending, or otherwise being involved in, any lawsuits, claims or other proceedings arising out of or in connection with or relating in any manner, directly or indirectly, to the rendering of any Services by the Consultant in accordance with the Agreement (as defendant, nonparty, or in any other capacity other than as a plaintiff, including, without limitation, as a party in an interpleader action). The Company further agrees that the indemnification and reimbursement commitments set forth in this paragraph shall extend to any controlling person, strategic alliance, partner, member, shareholder, director, officer, employee, agent or subcontractor of the Consultant and their heirs, legal representatives, successors and assigns. The provisions set forth in this Section shall survive any termination of this Agreement.

8.     COMPLIANCE WITH SECURITIES LAWS. The Company understands that any and all Compensation outlined in this Agreement shall be paid solely and exclusively as consideration for the aforementioned consulting efforts made by Consultant on behalf of the Company as an independent contractor. The parties performing the services outlined in this Agreement are natural persons and shall only provide advisory services internally to the Company. Consultant’s engagement does not involve the marketing of any Company securities.

9.     MISCELLANEOUS.

a.     Termination and Renewal: This Agreement may be terminated by Company only upon written notice to Consultant and Consultant’s failure to cure said material breach within 45 days from receipt of said notice.

b.     Modification: This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement may be amended only in writing signed by both parties.

c.     Notices: Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person to the parties at the addresses set forth above.

d.     Waiver: Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term of any other term of this Agreement.

e.     Assignment: Compensation under this Agreement is assignable at the sole discretion of the Consultant.

f.      Severability: If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect. If any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If any compensation provision is deemed unenforceable or illegal, then in the case of the delivery of common stock to the Consultant, Consultant shall be entitled to receive a cash benefit equal to the value of the common stock that would have been tendered had such a provision not been illegal or unenforceable.

g.     Arbitration: Any dispute or other disagreement arising from or out of this Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in San Diego County, CA. The interpretation and the enforcement of this Agreement shall be governed by California Law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California.

h.     Governing Law: The subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to its choice of law principles), and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted. EACH PARTY HERETO AGREES TO SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN THE COUNTY OF SAN DIEGO, CALIFORNIA FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM. AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY SPECIFICALLY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY ISSUES SO TRIABLE. If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the prevailing party shall be awarded reasonable attorneys fees, expenses and costs.

i.      Specific Performance: The Company and the Consultant shall have the right to demand specific performance of the terms, and each of them, of this Agreement.

j.      Execution of the Agreement: The Company, the party executing this Agreement on behalf of the Company, and the Consultant, have the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations and approvals have been secured which are necessary to authorize the execution, delivery and performance by the Company and the Consultant of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and the Consultant and constitutes a valid and binding obligation, enforceable in accordance with the respective terms herein. Upon delivery of this Agreement, this Agreement, and the other agreements and exhibits referred to herein, will constitute the valid and binding obligations of Company, and will be enforceable in accordance with their respective terms. Delivery may take place via facsimile transmission.

k.     Joint Drafting. This Agreement shall be deemed to have been drafted jointly by the Parties hereto, and no inference or interpretation against any one party shall be made solely by virtue of such party allegedly having been the draftsperson of this Agreement. The parties have each conducted sufficient and appropriate due diligence with respect to the facts and circumstances surrounding and related to this Agreement. The parties expressly disclaim all reliance upon, and prospectively waive any fraud, misrepresentation, negligence or other claim based on information supplied by the other party, in any way relating to the subject matter of this Agreement.

l.      Acknowledgments and Assent. The parties acknowledge that they have been given at least ten (10) days to consider this Agreement and that they were advised to consult with an independent attorney prior to signing this Agreement and that they have in fact consulted with counsel of their own choosing prior to executing this Agreement. The parties may revoke this Agreement for a period of three (3) days after signing this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this three (3) day revocation period. The parties agree that they have read this Agreement and understand the content herein, and freely and voluntarily assent to all of the terms herein.

m.     Exhibits: Exhibits A thru C.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

COMPANY	CONSULTANT

VOIP, INC.	MARK L. BAUM

/s/ Anthony J. Cataldo	/s/ Mark L. Baum, Esq.
By: Anthony J. Cataldo	By: Mark L. Baum, Esq.
Its: Chief Executive Officer	An: Individual

A FACSIMILE COPY OF THIS AGREEMENT SHALL HAVE THE SAME LEGAL EFFECT AS AN ORIGINAL OF THE SAME.